MICROAGE, INC. ANNOUNCES
            FOURTH QUARTER AND FISCAL YEAR END 1998 FINANCIAL RESULTS
                              AND STATUS OF PINACOR

         TEMPE, AZ., JANUARY 12, 1999 -- (NASDAQ: MICA) MicroAge, Inc. reported for the fourth quarter FY'98 ending November 1, 1998, consolidated revenue of $1.6 billion, an increase of 19% when compared to Q4 FY'97 and 9% sequentially. Consolidated net income for the fourth quarter FY'98 was $3.7 million, or $0.18 per share, exceeding the First Call consensus of $0.15 per share and represents the third consecutive quarter of improving profitability for MicroAge, Inc. For the first time, MicroAge, Inc. reported the financial results for Pinacor, and MicroAge separately.

         MicroAge, Inc.'s improving profitability can be attributed to improved results in both Pinacor and MicroAge. Pinacor, a leading technology distributor, simultaneously gained market share while increasing gross margin and also continued to improve its cash generation cycle. MicroAge's IT services and integration business continued to execute on its strategy of rapidly building a significant IT services company by increasing its high margin IT services revenue by 94%, a growth rate exceeding any of its major competitors.

         For the Fiscal Year ended November 1, 1998, MicroAge, Inc. reported record consolidated revenues of $5.5 billion, consolidated operating income of $26 million and after taking into account goodwill amortization and net financing expense, a consolidated loss of $8.3 million.

         The consolidated financial results for each of the first three-quarters of FY'98 have been adjusted from amounts previously reported. The decrease in earnings is the result of increased amortization associated with a 1997 acquisition. This acquisition was originally accounted for on a pooling of interest basis. Information recently came to light indicating that actions taken by the former owners of an acquired business resulted in the busting of the pooling of interest accounting method. As a result, the Company is adjusting the previously issued consolidated results for the first three-quarters of FY'98 to reflect this acquisition using the purchase method of accounting. The charge was $702,000 per quarter of additional goodwill amortization shown included in other expense in the income statement.

         "In our efforts to increase shareholder value, we have also spent considerable time since early summer exploring various financial options for Pinacor," said Jeffrey D. McKeever, Chairman and CEO. "The options under consideration have included an IPO, spin-off, merger or sale of Pinacor. We have narrowed our primary focus to a specific transaction, but it is not yet appropriate to make any announcement regarding the terms of this transaction because negotiations are ongoing and we cannot give any assurance that the transaction will be completed. We remain committed to taking the steps necessary to unlock the value represented by Pinacor."

         "As the Company looks to FY'99, we anticipate experiencing the same seasonal trends as we have in recent years," McKeever added. "Therefore, we would expect earnings per share to be in the low to mid teens for the first quarter of FY'99."
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         MicroAge,  Inc.,  a  Fortune  500  company,  is a  global  provider  of
efficient  technology   solutions.   The  Company  is  composed  of  information
technology   businesses   that   deliver   technology   solutions   through  ISO
9001-certified,  multi-vendor  integration  services and  distributed  computing
solutions  to  large  organizations  and  computer  resellers   worldwide.   The
corporation does business in more than 46 countries and offers over 20,000 products from more than 500 suppliers backed by a suite of technical, financial, logistics and account management services. For Fiscal Year 1998, MicroAge, Inc. had distribution revenue of $5 billion and IT service and integration revenue of $1.8 billion.
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         This press release may include  forward-looking  statements,  which may include projections of Revenue and Net Income and issues that may impact Revenue or Net Income; plans for future operations including restructuring, financing needs or plans, or plans relating to products or services of the Company; possible financial options for Pinacor; projection of capital expenditures; as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from
those  set  forth  in,   contemplated  by,  or  underlying  the  forward-looking
statements. Some of the important factors that could cause future events and actual results to differ materially from those projected in forward-looking statements include, but are not limited to, intense competition; narrow margins; dependence on supplier incentive funds; product supply and dependence on key vendors; no assurance of successful acquisitions or investments; and the capital intensive nature of the Company's business.

         Note: MicroAge's earnings press releases and financial statements are available at no charge on the World Wide Web at www.microage.com or PR NewsWire's Fax On Demand service at 1-888-FAX-MICA (329-6422). For additional questions, contact MicroAge's Investor Relations Department at (602) 366-2517.